EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-271324, 333-274293, and 333-280924) of our report dated April 15, 2025 on the consolidated financial statements of Greenwave Technology Solutions Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Greenwave Technology Solutions Inc. for the year ended December 31, 2024. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

April 15, 2025